EXHIBIT 1.1
Execution Copy
Underwriting Agreement
July 19, 2006
Citigroup Global Markets Inc.
390 Greenwich
4th Floor
New York, NY 10012
United States
J.P. Morgan Securities Inc.
270 Park Avenue
New York, NY 10017
United States
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
250 Vesey Street
New York, NY 10080
United States
As representatives of the
several underwriters listed
in Schedule 1 hereto
Ladies and Gentlemen:
     National Grid plc, a public limited company incorporated under the laws of England and Wales (the “Company”), proposes to issue and sell to the several underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $1,000,000,000 principal amount of its 6.30% Notes due 2016 having the terms set forth in Schedule 2 hereto (the “Securities”). The Securities will be issued pursuant to an Indenture dated as of July 3, 2006 as supplemented by a first supplemental indenture dated July 24, 2006 (such Indenture, as so supplemented, the “Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”).
     The Company agrees to issue and sell the Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Underwriter’s name in Schedule 1 hereto at a price equal to 99.335% of the principal amount thereof plus accrued interest, if any, from the date of issuance of the Securities to the Closing Date (as defined below). The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.
     The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representative is advisable, and initially to offer the Securities on the terms set forth in the Time of Sale Information and the Prospectus. Schedule 3 hereto sets forth the Time of Sale Information made available at the Time of Sale. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.
     Payment for and delivery of the Securities shall be made at the offices of Davis Polk & Wardwell at 10:00 A.M., New York City time, on July 24, 2006, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing (the “Closing Date”).
     Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company, for the account of the Underwriters, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representatives not later than 3:00 P.M., New York City time, on the business day prior to the Closing Date.
     The Company and the Underwriters acknowledge and agree that the only information relating to any Underwriter that has been furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto) any Issuer Free Writing Prospectus or any Time of Sale Information and any Preliminary Prospectus consists of the following: a) the names of the underwriters on the front cover page of the Preliminary Prospectus and the Prospectus; b) the names set forth in the table of Underwriters in the list under the first paragraph of text under the caption “Underwriting” in the Preliminary Prospectus and the Prospectus; and c) the fourth, sixth and seventh paragraphs and the second sentence of the fifth paragraph of text under the caption “Underwriting” in the Preliminary Prospectus and the Prospectus relating to selling concession and reallowance and stabilization.
     The obligation of each Underwriter to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company of its covenants and other obligations in the Debt Securities Underwriting Agreement Standard Provisions including Sections 6 (c), (f), (g) and (h) thereof.

     Unless otherwise indicated, all provisions contained in the document entitled National Grid plc Debt Securities Underwriting Agreement Standard Provisions (attached hereto as Annex A) are incorporated by reference herein in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein, except that if any term defined in such Underwriting Agreement Standard Provisions is otherwise defined herein, the definition set forth herein shall control.
     This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

     If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours, National Grid plc
By
Name:
Title:

Accepted: July 19, 2006 Citigroup Global Markets Inc.
By
Authorized Signatory

J.P.Morgan Securities Inc.
By
Authorized Signatory

Merrill Lynch, Pierce, Fenner & Smith Incorporated
By
Authorized Signatory

For themselves and on behalf of the several Underwriters listed in Schedule 1 hereto.

Schedule 1

Underwriter	Principal Amount
Citigroup Global Markets Inc.	$283,333,000
J.P.Morgan Securities Inc.	$283,334,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$283,333,000
Commerzbank Capital Markets Corp.	$30,000,000
Dresdner Kleinwort Wasserstein Securities LLC	$30,000,000
ING Financial Markets LLC	$30,000,000
Mitsubishi UFJ Securities International plc	$30,000,000
SG Americas Securities LLC	$30,000,000

Total	$1,000,000,000

Schedule 2
Representatives and Addresses for Notices:

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York, 10013 United States Attention: General Counsel Fax: (212) 816-7912	J.P. Morgan Securities Inc. 270 Park Avenue New York, NY 10017 United States Attention High Grade Syndicate Desk -8th Floor Phone 212 834-4533 Fax 212 834-6081	Merrill Lynch, Pierce, Fenner
& Smith Incorporated
4 World Financial Center
250 Vesey Street
New York, NY 10080
United States
Attention Corporate Syndicate
Department
Phone 212 449 6500
Fax 212 738-2309
Certain Terms of the Securities:
Title of Securities: 6.30% Notes due 2016
Aggregate Principal Amount of Securities: $1,000,000,000
Maturity Date: August 1, 2016
Interest Rate: 6.30%
Interest Payment Dates: February 1 and August 1, commencing February 1, 2007
Record Dates: January 15 and July 15
Redemption Provisions: Redemption at the option of the Issuer at any time at the greater of 100% or an adjusted Treasury Rate plus 20 basis points

Schedule 3
a. Time of Sale Information
     Preliminary Prospectus dated July 14, 2006
     Bloomberg Roadshow dated July 14, 2006
     Final Term Sheet substantially in the form attached hereto as Schedule 4

Schedule 4
National Grid plc
Pricing Term Sheet

Issuer:	National Grid plc
Type:	SEC-registered
Size:	$1 billion
Maturity:	August 1, 2016
Coupon:	6.300%
Price:	99.785% of face amount
Yield to maturity:	6.329%
Spread to Benchmark Treasury:	127 bps
Benchmark Treasury:	5.125% due 5/16
Benchmark Treasury Price and Yield:	100-16, 5.059%
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2007
Redemption at the option of the Issuer:	At any time at the greater of 100% or an adjusted Treasury Rate plus 20 basis points
Settlement:	T+3; July 24, 2006
CUSIP:	636274AC6
ISIN:	US636274AC63
Use of Proceeds:	Initially general corporate purposes, with the remaining portion used to finance in part National Grid’s proposed acquisition of KeySpan subject to consummation of the acquisition.
Bookrunners:	Citigroup, JPMorgan, Merrill Lynch & Co.
Co-managers:	Commerzbank, Dresdner Kleinwort, ING, Mitsubishi UFJ, Societe Generale
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at 1-212-834-4533.